Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

May 23, 2013

Investment products provided:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Please see the final page for important information.

Market-Linked Investments are unsecured debt obligations of an issuing company that are different from conventional bonds. The return and value of Market-Linked Investments are based on the performance of one or more underlying market measures. These market measures may include equities or equity indices, commodities or commodity indices, currencies and interest rates. Market-Linked Investments are designed to meet specific investment objectives.

This Market-Linked Investments Monthly Guidebook describes certain preliminary terms of the Market-Linked Investments offered during the month. It is not a preliminary prospectus and does not contain all of the material terms of, or risks related to, the Market-Linked Investments offered. You should read the preliminary term sheet for the specific Market-Linked Investment and the accompanying product supplement, prospectus supplement and prospectus (collectively referred to as the “preliminary offering documents”) before investing.

The following pages contain hyperlinks to the preliminary offering documents for Market-Linked Investments that we are offering this month. You may also find copies of all the preliminary offering documents for this month’s Market-Linked Investment offerings at: http://wealthmanagement.ml.com/publish/mkt/prospectus/prospectus.htm

Market-Linked Investments (“MLIs”) may not be suitable for all investors. MLIs differ in terms of complexity and have different payout characteristics, risks and rewards. You should understand the characteristics, risks and rewards of each MLI as well as those of the linked market measure (i.e. equity, commodity, currency, interest rates) before making a decision to invest. Prior to investing, you should carefully read the related preliminary offering documents, which contain a detailed explanation of the terms of the specific offering as well as the risks, tax treatment and other relevant information about the investment and the applicable issuer. Additionally, you should consult your investment, accounting, legal and tax advisors before investing.

Risk considerations

•	Depending on the terms of the MLI and the performance of the linked market measure, you can lose some or all of your principal investment.

•	Unlike conventional fixed or floating rate bonds, MLIs generally do not provide interest or coupon payments. Some MLIs may also cap or limit the upside participation in the linked market measure.

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Your return on the MLI may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. Also, your return, if any, may be less than a comparable investment directly in the linked market measure.

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Any payments due on MLIs, including Market Downside Protected MLIs, are subject to the credit risk of the applicable issuer. If the issuer goes bankrupt or is unable to make payments on its obligations, you could lose all of your investment. You should not invest in the MLI if you are not willing to assume the credit risk of the applicable issuer.

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The price at which you may be able to sell your MLI prior to maturity in the secondary market may be lower than the price you paid for it, due to a number of factors, including changes in the linked market measure’s performance, the creditworthiness of the issuer and the initial costs of developing, hedging and distributing the MLIs.

•	You may not be able to sell your MLIs in the secondary market, and the issuer or Merrill Lynch is not obligated to purchase them from you.

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The issuers, the selling agents, and their respective affiliates, may engage in business, hedging, and trading activities in the notes and the linked market measure, which may affect the market value and return of the notes and may create conflicts of interest with you. Additionally, there may be potential conflicts of interest involving the calculation agent for the notes.

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The U.S. federal income tax treatment for Market-Linked Investments will depend upon a variety of factors, including the structure of the specific investment and can be uncertain. You should consult your tax advisor before investing in the notes.

Each issuer has filed a registration statement (each of which includes a prospectus) with the Securities and Exchange Commission (SEC) for its Market-Linked Investments that are described in this Monthly Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the applicable issuer has filed with the SEC for more complete information about that issuer and any offering described in this Monthly Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-866-500-5408. Each of these issuers faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in their securities.

•	For registered offerings of Bank of America Corporation: Bank of America Corporation’s Central Index Key, or CIK, on the SEC website is 70858.

•	For registered offerings of HSBC USA Inc.: HSBC USA Inc.’s CIK on the SEC website is 83246.

•	For registered offerings of Barclays Bank PLC: Barclays Bank PLC’s CIK on the SEC website is 312070.

•	For registered offerings of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation): Swedish Export Credit Corporation’s CIK on the SEC website is 352960.

•	For registered offerings of Royal Bank of Canada: Royal Bank of Canada’s CIK on the SEC website is 1000275.

•	For registered offerings of Credit Suisse: Credit Suisse’s CIK on the SEC website is 1053092.

IMPORTANT NOTICE:

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If you received this document by e-mail, you may view a copy of the relevant preliminary offering document by clicking on the preliminary offering document hyperlink related to the Market-Linked Investment on each of the following pages.

•	If you received this document in hard copy, please call your Financial Advisor or call toll-free 1-866-500-5408, who will arrange to deliver copies of the relevant preliminary offering document to you

STEP Income Securities® Linked to the Common Stock of Valero Energy Corporation
Issuer	Barclays Bank PLC (“Barclays”)
Original Offering Price	$10.00 per unit
Term	Approximately one year and one week
Underlying Stock:	Common Stock of Valero Energy Corporation (NYSE symbol: “VLO”)
Interest	8.50% per annum, paid quarterly
Payout Profile at Maturity

•  A payment of [$0.10 to $0.50] per unit if the Underlying Stock increases to or above 108.50% of the Starting Value

•  1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5% decline, with up to 95% of your principal at risk

Step Level	108.5% of the starting value of the Underlying Stock
Step Payment	[$0.10 - $0.50], a [1% - 5%] return over the Original Offering Price, to be determined on the pricing date
Threshold Value	of the starting value of the Underlying Stock
Investment Considerations	This investment is designed for investors who anticipate that the value of the Underlying Stock will increase to or above the Step Level, are willing to forgo full upside participation above the Step Level in exchange for earning fixed interest payments and potentially a fixed Step Payment, and are willing to accept downside risk below a threshold.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000119312513222995/d540146dfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

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Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays. If Barclays becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

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Your investment return, if any, is limited to the return represented by the quarterly interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.

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If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes.

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You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock.

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The issuer, MLPF&S and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company. The Underlying Company will have no obligation relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

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The issuer, MLPF&S and their respective affiliates do not control the issuer of the Underlying Stock, and are not responsible for any disclosure made by such issuer. The issuer will have no obligations relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

STEP Income Securities® Linked to the Common Stock of Ford Motor Company
Issuer	Barclays Bank PLC (“Barclays”)
Original Offering Price	$10.00 per unit
Term	Approximately one year and one week
Underlying Stock	Common Stock of Ford Motor Company (NYSE symbol: “F”)
Interest	7.50% per annum, paid quarterly
Payout Profile at Maturity

•  A payment of [$0.10 to $0.50] per unit if the Underlying Stock increases to or above 107.50% of the Starting Value

•  1-to-1 downside exposure to decreases in the Underlying Stock, with up to 100.00% of your principal at risk

Step Level	107.50% of the starting value of the Underlying Stock
Step Payment	[$0.10 - $0.50], a [1.00% - 5.00%] return over the Original Offering Price, to be determined on the pricing date
Threshold Value	100.00% of the starting value of the Underlying Stock
Investment Considerations	This investment is designed for investors who anticipate that the value of the Underlying Stock will increase to or above the Step Level, are willing to forgo full upside participation above the Step Level in exchange for earning fixed interest payments and potentially a fixed Step Payment, and are willing to accept full downside risk.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000119312513222999/d540142dfwp.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•

Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays. If Barclays becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•

Your investment return, if any, is limited to the return represented by the quarterly interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Underlying Stock.

•

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes.

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You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive any shares of the Underlying Stock or dividends or other distributions by the issuer of the Underlying Stock.

•

The issuer, MLPF&S and their respective affiliates do not control the Underlying Company and are not responsible for any disclosure made by the Underlying Company. The Underlying Company will have no obligation relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

•

The issuer, MLPF&S and their respective affiliates do not control the issuer of the Underlying Stock, and are not responsible for any disclosure made by such issuer. The issuer will have no obligations relating to the notes.

•	The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

	Accelerated Return Notes® Linked to a Basket of Three Energy Sector Stocks	Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.
Issuer	Barclays Bank PLC (“Barclays”)
Original Offering Price	$10.00 per unit
Term	Approximately 14 months
Market Measure	An equally-weighted basket comprised of Exxon Mobil Corporation (NYSE symbol: “XOM”), Occidental Petroleum Corporation (NYSE symbol: “OXY”) and Schlumberger Limited (NYSE symbol: “SLB”)
Payout Profile at Maturity	• 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value • 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk
Capped Value	[$11.60 - $12.00] per unit, a [16% - 20%] return over the Original Offering Price, to be determined on the pricing date
Investment Considerations	This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000119312513223978/d542691dfwp.htm
Exchange Listing	No
You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

•

Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays. If Barclays becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

•	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

•	If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.

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You will have no rights of a holder of the securities included in the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

•	Your return on the notes and the value of the notes may be affected by factors affecting the energy sector.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

This document contains references to trademarks of index publishers, which have been licensed or sub-licensed for use for certain purposes by Bank of America Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC, HSBC USA Inc., Credit Suisse, Royal Bank of Canada and Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), in each case, as more specifically disclosed in the relevant preliminary offering document referred to herein. The Market-Linked Investments referred to in this document are not sponsored, endorsed, sold or promoted by the publishers of any of the indices referred to in this document, and none of the index publishers make any representation or warranty, expressed or implied, as to an investment in any of the Market-Linked Investments. The index publishers have no responsibility or liability in connection with the administration, marketing or trading of the Market-Linked Investments. Please refer to the relevant preliminary offering documents for more complete information on the index publishers and the relevant licensing agreements. The Market-Linked Investments described in this Monthly Guidebook have not been approved for public sale in any jurisdiction outside of the United States. As such, all of the Market-Linked Investments are made available to investors outside of the United States only in accordance with applicable private offering rules.

ARNs®, Accelerated Return Notes®, LIRNs®, Leveraged Index Return Notes®, MITTS®, Market Index Target-Term Securities®, STEPS®, STEP Income Securities®, Strategic Return Notes® and Strategic Accelerated Redemption Securities®, Bull Symbol®, Merrill Lynch®, SRN®, are trademarks of Bank of America Corporation

Merrill Lynch Wealth Management makes available products and services offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, a registered broker-dealer, member SIPC and other subsidiaries of Bank of America Corporation.

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